Exhibit 10.4

RUBICON TECHNOLOGY, INC.

MANAGEMENT INCENTIVE BONUS PLAN

Rubicon Technology, Inc. (the “Company”) has adopted this Rubicon Technology, Inc. Bonus Plan (the “Plan”) to provide the framework for the payment of bonuses to certain employees of the Company in the event that the Company is sold. The purpose of the Plan is to provide those employees with an opportunity to participate financially in the proceeds of such a transaction, such as a merger or sale of the Company, which may otherwise create personal uncertainties for such employees.

1.	ELIGIBILITY

Employees of the Company designated by resolution of the Board of Directors of the Company (the “Board”) are eligible to receive a bonus (the “Bonus”) under the terms of this Plan. Each person who may receive a Bonus under this Plan is herein referred to as a “Participant.” In order to receive a Bonus, the Participant must be employed by the Company through the consummation of a Sale Transaction (as defined below).

2.	DEFINTIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

“Initial Public Offering” shall mean the first offering by the Company of its equity securities to the public pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or under any similar law then in effect.

“Sale Transaction” shall mean the consummation of a transaction involving: (i) any sale or transfer (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets, property or business; (ii) any merger or consolidation with any other entity or entities where the Company is not the surviving entity (except for a merger effected solely for the purpose of changing the domicile of the Company); or (iii) any transaction or series of related transactions in which the stockholders of the Company immediately preceding such transaction or series of related transactions own, following such transaction or series of related transactions, less than fifty percent (50%) of the voting securities of the Company; provided, however, that in any event a Sale Transaction shall not be deemed to have occurred unless the Sale Proceeds (as defined below) exceed $50,000,000.

“Sale Proceeds” shall mean the consideration paid and received for the assets or equity of the Company in the Sale Transaction that is distributable to the stockholders of the Company (after payment of all expenses of sale, including, but not limited to legal, accounting, financing, management or retention fees, broker, investment banker or advisor fees and any other closing costs and payment of any outstanding liabilities of the Company not assumed in the Sale Transaction but expressly excluding the liability to pay any Bonuses under this Plan), up to the “Sale Proceeds Limit” (defined in this paragraph).

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For purposes of clarity, the value of any assumed liabilities in any Sale Transaction is not part of the Sale Proceeds. To the extent that the Sale Proceeds are not paid in cash, the value of such Sale Proceeds shall be as valued in the Sale Transaction and as otherwise determined by the Board in its sole and absolute discretion. If the Sale Transaction provides for any deferred payment of consideration (such as payments contingent upon the business attaining certain financial or other business goals during a designated period or deferred payments to be held-back and applied against any indemnification claims following the consummation of the Sale Transaction), then such deferred payments shall not be deemed Sale Proceeds until paid and received (and shall be subject in the case of hold-backs to off-set for indemnification claims). For purposes of this Plan, “Sale Proceeds Limit” shall mean an amount equal to the total value of the liquidation preferences (including accrued but unpaid dividends) of all outstanding series of the Company’s preferred stock measured immediately prior to the consummation of the Sale Transaction, plus $8,000,000.

3.	BONUSES

In connection with the consummation of a Sale Transaction, subject to the terms hereof, the Company shall pay each Participant a Bonus in an amount equal to the Sales Proceeds multiplied by the percentage specified by resolution of the Board at the time that the Participant was designated as a Participant under the Plan. Unless the Board expressly provides otherwise in any resolution designating an employee as a Participant under this Plan and specifying a percentage, percentages specified by resolution are subject to reduction to reflect dilution for any securities that may be issued after the resolution date (or any other date specified in the resolution and to which the percentage established relates) and any adjustments in the conversion rates of the outstanding preferred stock of the Company occurring after that date. Notwithstanding the foregoing, Bonus percentages are not subject to adjustment for any proportionate changes in the outstanding capital stock of the Company such as by means of a stock dividend or split, reverse stock split or the like and any resulting changes in the conversion rates of the outstanding preferred stock of the Company. Payment of Bonuses shall be made within thirty days of the receipt of the Sale Proceeds. If Sale Proceeds are payable on a deferred basis, payment shall be made based on the calculation set forth in the first sentence of this paragraph (subject to reduction as provided in this Plan), only as and within thirty days of the receipt of the deferred portions of the Sale Proceeds. Bonuses shall be payable in cash, or at the option of the Company, in such form of consideration as payable in the Sale Transaction.

No Participant or other person shall have any interest in any of the assets of the Company by reason of being eligible to receive a benefit under this Plan. Participants shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan; provided, that payment of such Bonuses shall be made as if on a pari passu basis with the liquidation preference of the Company’s most senior series of preferred stock (the “Senior Liquidation Preference”) or the shares into which such stock was converted prior to the Sale Transaction, as a part thereof. Accordingly, if the Sale Proceeds (or the assets of the Company available for distribution, if applicable) after

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payment of any Bonuses would be insufficient to pay the full Senior Liquidation Preference, then payment of the Bonuses will be made on a pro rata basis with the Senior Liquidation Preference (and the Bonuses shall be reduced accordingly).

Examples

•	If all of the assets of the Company are sold for consideration valued at $45,000,000, then no Sale Transaction will be deemed to have occurred.

•

If (i) the Company enters into a Sale Transaction for consideration valued at $60,000,000, (ii) the expenses of the transaction and the outstanding liabilities of the Company equals $20,000,000, (iii) the Senior Liquidation Preference is $17,000,000 (and thus enough assets to pay the full Senior Liquidation Preference), and (iv) the aggregate Bonus percentages for all Participants under the Plan is 5%, then the aggregate Bonuses would equal $2,000,000 (5% of $40,000,000 ($60,000,000 less $20,000,000)) and, since the Sales Proceeds would be sufficient to pay the Senior Liquidation Preference, the Bonuses would not be subject to reduction pursuant to the second paragraph of Section 3 of this Plan. In this example, each Participant’s specific Bonus would be equal to their respective percentage (as determined in the first paragraph of Section 3 of this Plan) multiplied by $40,000,000 (e.g., if a Participant’s designated percentage is .05%, then the Bonus shall be equal to $20,000).

•

If (i) the Company enters into a Sale Transaction with Sale Proceeds valued at $60,000,000, (ii) the expenses of the transaction and the outstanding liabilities of the Company equals $35,000,000, (iii) the Senior Liquidation Preference is $25,000,000, and (iv) the aggregate Bonus percentages of all Participants under the Plan is 6%, then the aggregate Bonuses for all Participants would be $1,500,000 (6% of $25,000,000 ($60,000,000 less $35,000,000)), provided that there would not be enough Sales Proceeds to pay the Senior Liquidation Preference and accordingly, the Bonuses will be payable on a pro rata basis with the Senior Liquidation Preference and reduced by approximately 5.7%.

4.	MISCELLANEOUS

The Board (or a committee of the Board designated by it, which committee shall be deemed the Board for all purposes of this Plan), will administer this Plan in accordance with its terms, and will have all power necessary to carry out the Plan. The Board has full discretion to, and will, interpret the Plan and determine all questions arising in its administration, interpretation and application, including but not limited to questions of eligibility and the calculations of any payments contemplated by this Plan. All determinations by the Board shall be final, conclusive and binding on all persons.

The Company reserves the right to amend or terminate this Plan at any time without the consent of any Participant, provided that without the written consent of the Participant, no amendment or termination shall adversely affect the rights of Participants to benefits

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previously granted under this Plan (except for amendments immaterially affecting all Participants in a like manner excluding differences based on Bonus percentages). Notwithstanding the foregoing, this Plan and all rights and benefits granted hereunder shall terminate immediately upon consummation of an Initial Public Offering.

Participation in the Plan does not guarantee or imply continued employment and nothing in this Plan is intended to create an employment agreement with a Participant or any other employee of the Company, it being the express understanding that all employment by the Company (except as might be agreed to otherwise in a written instrument outside this Plan) is “at-will.”

All measurements and calculations shall be done by the Board, using such rounding conventions as it deems appropriate in its sole discretion and all such measurements shall be final, conclusive and binding on all persons.

Any payments under this Plan shall be subject to withholding for applicable deductions required by federal, state or local law.

This Plan is dated as of February 28, 2007.

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